UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-175267

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-172677

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-166490

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-159087

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-147909

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-179041

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUCCESSFACTORS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3398453
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1500 Fashion Island Blvd., Suite 300

San Mateo, California 94404

(650) 645-2000

(Address and telephone number of Registrant’s principal executive offices)

OPTIONS TO PURCHASE COMMON STOCK GRANTED UNDER THE PLATEAU SYSTEMS, LTD. 2001 STOCK OPTION PLAN, AS AMENDED, AND RESTRICTED STOCK UNITS GRANTED UNDER THE PLATEAU SYSTEMS, LTD. 2011 EQUITY INCENTIVE PLAN, AND ASSUMED BY THE REGISTRANT

2007 EQUITY INCENTIVE PLAN

2001 STOCK OPTION PLAN

OPTIONS TO PURCHASE COMMON STOCK GRANTED UNDER THE JOBS2WEB INC. 2006 STOCK OPTION PLAN

AND ASSUMED BY THE REGISTRANT

(Full title of the plans)

Lars Dalgaard

Chief Executive Officer

SUCCESSFACTORS, INC.

1500 Fashion Island Blvd., Suite 300

San Mateo, California 94404

(650) 645-2000

(Name, address and telephone number of agent for service)

Copies to:

Hillary B. Smith, Esq.

General Counsel

SuccessFactors, Inc.

1500 Fashion Island Blvd., Suite 300

San Mateo, CA 94404

(650) 645-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Amendment”) relates to the following Registration Statements on Form S-8, including all post-effective amendments thereto (collectively, the “Registration Statements”):

Registration Statement 333-175267 registering 1,348,963 shares of common stock, par value $0.001 per share (the “Common Stock”), of SuccessFactors, Inc. (the “Company”) for the Plateau Systems, Ltd. 2001 Stock Option Plan, as amended, and the settlement of Restricted Stock Units granted under the Plateau Systems, Ltd. 2011 Equity Incentive Plan.

Registration Statement 333-172677 registering 3,884,721 shares of Common Stock for the SuccessFactors, Inc. 2007 Equity Incentive Plan.

Registration Statement 333-166490 registering 2,500,000 shares of Common Stock for the SuccessFactors, Inc. 2007 Equity Incentive Plan.

Registration Statement 333-159087 registering 2,000,000 shares of Common Stock for the SuccessFactors, Inc. 2007 Equity Incentive Plan.

Registration Statement 333-147909 registering 19,743,710 shares of Common Stock for the SuccessFactors, Inc. 2001 Stock Option Plan and the SuccessFactors, Inc. 2007 Equity Incentive Plan.

Registration Statement 333-179041 registering 125,980 shares of Common Stock for the Jobs2Web Inc. 2006 Stock Option Plan.

On February 22, 2012, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 3, 2011 among SAP America, Inc. (“SAP America”), Saturn Expansion Corporation (“Saturn”), a wholly owned subsidiary of SAP America, and the Company, Saturn merged with and into the Company, with the Company surviving as a wholly owned subsidiary of SAP America (the “Merger”).

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, U.S.A. on March 2, 2012.

SUCCESSFACTORS, INC.

By:	/s/ Hillary Smith
Name:	Hillary Smith
Title:	General Counsel

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.